Exhibit (d)(6)
NON- DISCLOSURE & CONFIDENTIALITY AGREEMENT
     This Non-Disclosure & Confidentiality Agreement (hereinafter this “Agreement”) is made and entered into as of the 28th day of November, 2006 (hereinafter “Effective Date”), by and between Shire Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 725 Chesterbrook Boulevard, Wayne, PA 19087 (“SHIRE”), L.E.K. Consulting LLC, 28 State Street, 16th Floor, Boston, Massachusetts 02109 (“L.E.K.”), and New River Pharmaceuticals Inc., a Virginia corporation with offices located at The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141 (“NEW RIVER”) (each individually hereinafter referred to as a “Party” and collectively referred to as “Parties”).
Recitals
     Whereas the Parties intend to engage in discussions and evaluations concerning one or more potential arrangements by which SHIRE and NEW RIVER may enter into a business relationship or may enter into one or more business transactions related to “Project Night” (hereinafter collectively referred to as the “Business Purpose”);
     Whereas SHIRE has engaged L.E.K. to assist SHIRE in its discussions and evaluations in connection with the Business Purpose;
     Whereas the Parties recognize that in the course of their discussions to further the Business Purpose, it may become necessary for either NEW RIVER or SHIRE or both Parties to disclose Confidential Information (as defined below) to a Receiving Party, whether orally, in writing, graphically, electronically or by visual inspection of the premises of the Disclosing Party, and
     Whereas the Parties intend that any Confidential Information disclosed by either NEW RIVER or SHIRE shall be used by any other Party only to further the Business Purpose and that any Confidential Information disclosed shall be protected from further disclosure to unauthorized parties by the terms of this Agreement.
     Now, Therefore, in consideration of the discussions and the sharing of information between the Parties, and the premises, conditions, covenants and warranties herein contained, the Parties agree as follows:
     1. Definitions. For purposes of this Agreement, the terms below shall have the following meanings:
     (a) “Confidential Information” shall mean commercial, corporate, scientific, regulatory and technical information, including, without limitation, data, materials, documents, agreements, lists, financial information, investments, information concerning current or proposed products, technologies, applications, service or methods of operation and/or business plans, customers, suppliers, and any copies or versions of the information disclosed, relating to NEW
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RIVER or SHIRE, that NEW RIVER or SHIRE, respectively, regards as its highly valuable trade secrets, confidential information, and proprietary property. Where any Confidential Information is derived from the synthesis in a unique manner, or into a unique concept, of various elements that may be contained in the public domain, no part of the Confidential Information shall be deemed to be in the public domain or to be in the Receiving Party’s possession or to be thereafter acquired by the Receiving Party merely because it embraces information in the public domain or general information that the Receiving Party may thereafter acquire.
     (b) “Disclosing Party” shall mean the Party disclosing Confidential Information.
     (c) “Receiving Party” Shall mean the Party receiving disclosure of the Confidential Information.
     (d) It is specifically understood and agreed that Confidential Information shall include the existence of this Agreement and its terms and the fact that the Parties are discussing and evaluating the Business Purpose.
     2.  Applicability. This Agreement shall apply to all Confidential Information disclosed by the Disclosing Party to the Receiving Party, and Confidential Information shall include extracts, analyses, compilations, studies or other documents or records prepared by or for the Receiving Party or any of Receiving Party’s Representatives (defined in Paragraph 4) to the extent that such extracts, analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from the Disclosing Party’s Confidential Information.
     3.  Non-Disclosure Obligation. Each Party agrees:
     (a) to hold the other Party’s Confidential Information in strict confidence in accordance with this Agreement;
     (b) to exercise at least the same care in protecting the other Party’s Confidential Information from disclosure as the Party uses with regard to its own Confidential Information (but in no event less than reasonable care);
     (c) not to disclose such Confidential Information to third parties (including, without limitation, any clients, affiliates, independent contractors and consultants) without the prior, written consent of the Disclosing Party except as expressly permitted under Paragraph 4; and
     (d) not to use any Confidential Information for any purpose except for the Business Purpose without the prior written consent of the Disclosing Party.
     4. Disclosure to Representatives, Conduct of Activities, and Prohibited Activities.
     (a) Subject to the restrictions set forth below in this Section 4, each Party may disclose the other Party’s Confidential Information to its directors, officers, employees, legal advisors, financial advisors and accountants, each bound by obligations of confidentiality
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consistent with this Agreement, who have a bona fide need to know (“Representatives”), but only to the extent necessary to carry out the Business Purpose. Each Party agrees to instruct all such Representatives (i) of the identities of the Party’s other permitted Representatives, and (ii) not to disclose such Confidential Information to any third parties (including, without limitation, any clients, affiliates, subsidiaries, independent contractors, and consultants) other than the identified Representatives without the prior written permission of the Disclosing Party. The Receiving Party shall be responsible for the conduct and compliance of its Representatives under this Agreement.
     (b) SHIRE shall not disclose the existence of this Agreement or the related discussions except to its Representatives identified on Exhibit A hereto, the L.E.K. Representatives identified on Exhibit B hereto, or to the NEW RIVER Representatives identified on Exhibit C hereto.
     (c) L.E.K. shall not disclose the existence of this Agreement or the related discussions except to its Representatives identified on Exhibit B hereto, the SHIRE Representatives identified on Exhibit A hereto, or to the NEW RIVER Representatives identified on Exhibit C hereto.
     (d) NEW RIVER shall not disclose the existence of this Agreement or the related discussions except to its Representatives identified on Exhibit C hereto, the SHIRE Representatives identified on Exhibit A hereto, or to the L.E.K. Representatives identified on Exhibit B hereto.
     (e) In assisting SHIRE in discussions and evaluations in connection with the Business Purpose, L.E.K. may be communicating with NEW RIVER employees, consultants, or contractors not identified as NEW RIVER Representatives on Exhibit C hereto. In all such communications, L.E.K. shall not disclose the name of its client or otherwise permit any communication or disclosure that could result in such NEW RIVER employees, consultants, or contractors identifying SHIRE as having any involvement in the work being performed by L.E.K.
     5.  Non-Confidential Information. The confidentiality and non-use provisions of this Agreement shall not include information that the Receiving Party is able to demonstrate by competent proof:
     (a) is now or hereafter becomes, through no act or omission on the part of the Receiving Party, generally known or available within the industry without restriction as to its use or disclosure, or is now or later enters the public domain through no act or omission on the part of the Receiving Party;
     (b) was acquired or known by the Receiving Party before receiving such information from the Disclosing Party as shown by the Receiving Party’s written records;
     (c) is hereafter rightfully furnished to the Receiving Party by a third party having a right to disclose it, without restriction as to use or disclosure;
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      (d) is information that the Receiving Party can document was independently developed by or for the Receiving Party without reference to Confidential Information acquired from the Disclosing Party;
     (e) is required by a court or other governmental authority of competent jurisdiction to be disclosed by the Receiving Party, provided that (i) the Receiving Party shall have used reasonable efforts to give the Disclosing Party prompt notice of any required disclosure, and (ii) Receiving Party shall have informed the requesting authority of the confidential nature of the information and used reasonable efforts to obtain confidential treatment for the information required to be disclosed; or
     (f) is disclosed with the prior, written consent of the Disclosing Party specifically authorizing such disclosure by the Receiving Party.
     6.  Removal of Confidential Materials. Each Party agrees not to remove any materials or tangible items containing any of the other Party’s Confidential Information from the premises of the Disclosing Party without the Disclosing Party’s consent. Each Party agrees to comply with any and all terms and conditions that the Disclosing Party imposes upon approved removal of such materials or items, including, without limitation, that the removed materials or items must be returned by a certain date, and that no copies of the removed materials or items are to be made without the consent of the Disclosing Party.
     7.  Return of Confidential Information. Upon the Disclosing Party’s request, the Receiving Party will promptly return to the Disclosing Party all materials or tangible items containing the Disclosing Party’s Confidential Information and all copies thereof; provided, however, Receiving Party’s legal department or outside legal counsel may maintain a single copy of Disclosing Party’s Confidential Information for purposes of regulatory compliance and compliance with the terms and conditions of this Agreement.
     8.  Notification. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, or any breach of the Agreement by the Receiving Party or its Representative, and will cooperate with the Disclosing Party in any reasonable fashion in order to assist the Disclosing Party to regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.
     9.  No Grant of Rights. Each Party recognizes and agrees that nothing contained in this Agreement will be construed as granting any rights to the Receiving Party, by license or otherwise, to use any of the Disclosing Party’s Confidential Information except for the Business Purpose.
     10.  Limitation As To Effect. Nothing contained in this Agreement shall be construed, by implication or otherwise, as an obligation to enter into any further agreement, and nothing contained in this Agreement shall be construed, by implication or otherwise, as a grant, option, or
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license under any patent, trade secret, copyright, trademark, or other proprietary rights of either Party.
     11. Equitable and Legal Relief. Each Party acknowledges that all of the Disclosing Party’s Confidential Information is owned solely by the Disclosing Party (and/or its licensors) and that the unauthorized disclosure or use of such Confidential Information may cause irreparable harm and significant injury, the degree of which may be difficult to ascertain and for which monetary damages would provide an insufficient remedy. Accordingly, each Party agrees that the Disclosing Party shall have the right to seek an immediate injunction from any court of competent jurisdiction enjoining actual or threatened breach of this Agreement and/or actual or threatened disclosure of the Confidential Information without the necessity of posting a bond or other security. Each Party shall also have the right to pursue any other rights or remedies available at law or equity for such a breach.
     12. Term. This Agreement shall become effective upon the effective Date and shall remain in effect for five (5) years from the Effective Date unless extended by the written consent of the Parties.
     13. Notice. All notices under this Agreement shall be in writing and shall be deemed duly given if sent by fax copy as directed below and followed by hard copy, dispatched on the same day (a) by a nationally reputable delivery service, prepaid and addressed as set forth below, or (b) by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows.
If to NEW RIVER:
New River Pharmaceuticals Inc.
The Governor Tyler
1881 Grove Ave
Radford, VA 24141
Attention: Legal Department
Fax No.: (540) 633-7939
If to SHIRE:
Shire Pharmaceuticals, Inc.
725 Chesterbrook Boulevard
Wayne, PA 19087
Attention: Legal Department
Fax No.: 484-595-8163
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If to L.E.K.:
L.E.K. Consulting LLC
28 State Street
16th Floor
Boston, MA 02109
Attention: Mike Clabault
Fax No.: 617-951-9392
Any party may change its address for notices by giving the other party notice of such change in the manner provided above.
     14. Integration. This Agreement, subject to the terms and conditions imposed on the removal of Confidential Information under Paragraph 6, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and it may not be modified or amended except by a written agreement executed by the parties hereto; provided, however, (a) each existing confidentiality agreement between some or all of the Parties shall survive the execution of this Agreement and continue in full force and effect in accordance with its stated terms and conditions, and (b) the confidentiality obligations arising under the United States Collaboration Agreement, dated March 31, 2005, by and among Shire LLC, Shire Pharmaceuticals Group PLC, and New River Pharmaceuticals Inc., or under the ROW Territory License Agreement, dated March 31, 2005, by and among Shire Pharmaceuticals Ireland Limited, Shire Pharmaceuticals Group PLC, and New River Pharmaceuticals Inc., shall survive the execution of this Agreement and continue in full force and effect in accordance with the stated terms and conditions of each.
     15. Severability. If any provision of this Agreement is declared to be invalid, void or unenforceable, (a) the remaining provisions of this Agreement shall continue in full force and effect, and (b) the invalid or unenforceable provision shall be replaced by mutual agreement of the Parties in writing by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.
     16. Governing Law. The validity and interpretation of this Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding conflicts of laws provisions thereof).
     17. Waiver. No waiver by either Party of any provision of this Agreement shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement. No waiver by either Party of any breach or default by the other Party, shall constitute a waiver of any other breach or default of the same or any other provision of this Agreement. No waiver of any provision, breach or default shall be effective unless made in writing and signed by an authorized representative of the Party against whom waiver is sought.
     18. Binding Authority. Each Party represents and warrants that (a) it has the power and authority to enter into this Agreement; (b) it has the right to permit the other Party to evaluate
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the Confidential Information in accordance herewith; and (c) the terms of this Agreement are not inconsistent with any other contractual or legal obligation it may have.
     19. Multiple Counterparts. This Agreement may be executed in any number of counterparts, and the Parties may execute and exchange facsimile copies of this Agreement, all of which taken together shall constitute one agreement.
     20. Insider Trading. Each Party acknowledges that (a) the Disclosing Party’s Confidential Information may represent material, non-public information of the Disclosing Party; (b) federal securities laws prohibit anyone who is in possession of material, non-public information from purchasing or selling the Disclosing Party’s securities on the basis of material, non-public information of the Disclosing Party; and (c) each Party shall comply with all applicable securities laws and regulations with respect to material, non-public information of the Disclosing Party disclosed under this Agreement.
     21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators and permitted assigns. Neither Party may assign this Agreement in whole or in part or delegate its obligations under this Agreement in whole or in part without the prior written consent of the other Party.
     22. Press Releases; Use of Trademarks. Neither Party shall (a) issue a press release or make any other public statement that references this Agreement, or (b) use the other Party’s names or trademarks for publicity or advertising purposes, except with the prior written consent of the other Party.
     23. Amendment; Modification. This Agreement may not be amended, modified, altered or supplemented except by a writing signed by both Parties.
     In Witness Whereof, the Parties have executed this Agreement through their duly authorized representatives on the date set forth above.

NEW RIVER PHARMACEUTICALS INC.	L.E.K. CONSULTING LLC

By:	By:

Name: Randal J. Kirk	Name: Jon Piper
Title: President & CEO	Title: Vice President

SHIRE PHARMACEUTICALS, INC

By:

Name: Scott Applebaum
Title: Secretary
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LEK Team Contacts
L.E.K. Team

Name	Title	Email	Work Phone

Marc Kozin	Vice President	m.kozin@lek.com	617-951-9545
Jonathan Piper	Vice President	j.piper@lek.com	617-951-9627
Steven Rosner	Vice President	s.rosner@lek.com	617-951-9556
Jonathan Chou	Manager	j.chou@lek.com	617-951-9666
David Maier	Consultant	d.maier@lek.com	617-951-9526
Brian Sze	Associate Consultant	b.sze@lek.com	617-951-9586
Jonathan Rupp	Associate	j.rupp@lek.com	617-951-9662

Beth Goldberg	Exec Assist to M. Kozin	b.goldberg@lek.com	617-951-9515
Ewa Hart	Exec Assist to J. Piper	e.hart@lek.com	617-951-9682
Erika Jenkins	Exec Assist to S. Rosner	e.jenkins@lek.com	617-951-9559
Andrea McNaughton	Exec Assist to J. Chou	a.mcnaughton@lek.com	617-951-9638

L.E.K. Boston Main			617-951-9500
L.E.K. Boston Fax			617-951-9392

LEK Confidential	11/30/2006	Page 1

Exhibit A
To the Non-Disclosure & Confidentiality
Agreement by and between
Shire Pharmaceuticals Inc
L.E.K. Consulting LLC
New River Pharmaceuticals Inc
with the Effective Date of 28 November 2006
Shire Project Team
Matthew Emmens
Angus Russell
Mike Cola
Barbara Deptula
Tatjana May
Scott Applebaum
Simon Gibbins
Gwen Melincoff
Craig Lewis
David Baker
Suzanne Hare
Rob Lutz
Janice Hall
Cherise Kent
Jonathan Poole
Jay Glasscott
Finbarr Obinyan
Chris Janssen

LEK Team Contacts
L.E.K. Team

Name	Title	Email	Work Phone
Marc Kozin Jonathan Piper Steven Rosner Jonathan Chou David Maier Brian Sze Jonathan Rupp	Vice President Vice President Vice President Manager Consultant Associate Consultant Associate	m.kozin@lek.com j.piper@lek.com s.rosner@lek.com j.chou@lek.com d.maier@.lek.com b.sze@lek.com j.rupp@lek.com	617-951-9545 617-951-9627 617-951-9556 617-951-9666 617-951-9526 617-951-9586 617-951-9662

Beth Goldberg Ewa Hart Erika Jenkins Andrea McNaughton	Exec Assist to M. Kozin Exec Assist to J. Piper Exec Assist to S. Rosner Exec Assist to J. Chou	b.goldberg@lek.com e.hart@lek.com e.jenkins@lek.com a.mcnaughton@lek.com	617-951-9515 617-951-9682 617-951-9559 617-951-9638

L.E.K. Boston Main L.E.K. Boston Fax			617-951-9500 617-951-9392

LEK Confidential	12/6/2006	Page 1

Non-Disclosure & Confidentiality Agreement among Shire, L.E.K. and New River dated November 28, 2006.
Exhibit C
NEW RIVER REPRESENTATIVES

Name	Title	Email	Work Phone
Randal J. Kirk	Chairman, President	rj.kirk@nrpharma.com	540.633.7978
	and Chief Executive
	Officer

Krish S. Krishnan	Chief Operating	krish.krishnan@nrpharma.com	540.633.7978
	Officer, Chief
	Financial Officer
	and Secretary

Suma M. Krishnan	Vice President,	skrishnan@nrpharma.com	540.633.7978
	Product Development

Cliff Herndon	Vice President,	cliff.herndon@thirdsecurity.com	540.633.7922
	Finance and
	Controller

Legal Department personnel at Third Security, LLC

Marcus E. Smith	Senior Managing	marcus.smith@thirdsecurity.com	540.633.7971
	Director and
	General Counsel

Tad Fisher	Managing Director	tad.fisher@thirdsecurity.com	540.633.7951
	and Associate
	General Counsel

Reade Williams	Associate General	reade.williams@thirdsecurity.com	540.633.7925
	Counsel

Milan B. Tolley	Manager, Paralegal	milan.tolley@thirdsecurity.com	540.633.7932
	Services